Moster Appointed President of GES

PHOENIX, November 1, 2010 — Viad Corp (NYSE:VVI) announced today the appointment of Steve Moster as president of its GES business unit. The role had been filled on an interim basis by Paul Dykstra, chairman, president and chief executive officer of Viad following the retirement of John Jastrem earlier this year.

Moster first joined GES in 2004 as vice president of exhibit furnishings and was promoted to executive vice president of products and services, where he led double-digit revenue growth from non-exclusive (or “discretionary”) exhibitor products and services such as furnishings and exhibits, installation and dismantling, and logistics. In 2008, Steve was promoted to executive vice president and chief sales and marketing officer at GES. Steve has been an advocate of superior customer service through the GES National Servicenter® and developed creative solutions for clients leading to new sales wins. Prior to joining GES, Steve was an engagement manager at McKinsey & Company where he worked with a broad set of clients to create and implement growth strategies and implement Lean manufacturing processes.

“After an exhaustive search for the right leader, we are very happy to welcome Steve back to the GES organization to serve as its president,” stated Dykstra. “Steve is a strong leader with a tremendous amount of highly relevant experience and first-hand knowledge of our business, our clients and the exhibition and events industry. He embraces our core values and I look forward to working with him and the entire GES team to capture the maximum benefit from our integrated capabilities and global scale.”

“I’m excited and honored to lead the GES team,” said Moster. “The strength of our combined, global network is unmatched in the industry. I look forward to working with the team as we continue to leverage our creative, tactical and strategic talent to drive top-line growth, productivity improvements and service enhancements.”

Moster received his bachelor of engineering from Vanderbilt University and his master of business administration from the Tuck School of Business at Dartmouth College. Moster will be located in Las Vegas, GES’ corporate headquarters.

About Viad

Viad is an S&P SmallCap 600 company. Viad operates through its Marketing & Events Group, comprised of Global Experience Specialists, Inc. (formerly GES Exposition Services, Exhibitgroup/Giltspur and Becker Group) and affiliates, and its Travel & Recreation Group, comprised of Brewster and Glacier Park, Inc. For more information, visit the company’s Web site at www.viad.com.

About GES

Las Vegas-based Global Experience Specialists, Inc. (GES), a Viad Corp (NYSE: VVI) company, is a leading provider of exhibition, event and retail marketing services. As a result of its consolidation with Exhibitgroup/Giltspur and Becker Group, GES provides an even wider range of services, including turn-key official show services, cutting-edge creative and design, marketing and measurement services – all with an unrivaled global reach. GES partners with leading shows and brands, including the International CES, Spring Fair Birmingham, International Woodworking Fair, CONEXPO-CON/AGG and IFPE and WasteExpo, Bell Helicopter, Genzyme, L’Oreal, Warner Bros., and Simon Property Group. For more information, visit www.ges.com.